Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 9, 2002, through its wholly owned subsidiary MetaSolv Holdings (UK) Limited, MetaSolv, Inc. (“MetaSolv”) announced a cash offer of £0.06 per share for all of the outstanding common shares of Orchestream Holdings plc (“Orchestream”). The offer valued Orchestream at approximately $12.7 million, based on exchange rates as of December 31, 2002. The offer was declared unconditional on January 17, 2003. As of March 10, 2003, MetaSolv had acquired over 90% of Orchestream’s outstanding common shares, and on that date commenced the compulsory acquisition procedures pursuant to the U.K. Companies Act, under which MetaSolv will control 100% of the outstanding Orchestream common shares.

We accounted for the Acquisition as a business combination using the purchase method of accounting, as required by Statements of Financial Accounting Standards No. 141, “Business Combinations,” and No. 142 “Goodwill and Other Intangible Assets.”

The total purchase price is being allocated to Orchestream’s tangible assets and liabilities based on their respective estimated fair values as of the closing date of the transaction. We allocated the excess of the purchase price over the fair value of the net tangible assets acquired to identifiable intangible assets, including the core technology related to Orchestream’s products, and in-process research and development costs, with the remainder being allocated to goodwill.

The allocation of the excess purchase price over net tangible assets has been determined based on a preliminary evaluation and based on certain estimates and assumptions. A final determination will be made following the completion of the evaluation, and therefore the actual results may differ from our current assumptions.

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by MetaSolv of all of the outstanding common shares of Orchestream Holdings plc (“the Acquisition”).

The unaudited condensed combined balance sheet as of December 31, 2002 gives effect to the Acquisition as if it had occurred on that date.

The unaudited pro forma condensed combined statement of operations gives effect to the Acquisition as if it had occurred on January 1, 2002.

The unaudited pro forma condensed combined financial statements are based upon, and should be read in conjunction with, our historical audited financial statements filed on Form 10-K for the year ended December 31, 2002, and the historical audited financial statements of Orchestream for the year ended December 31, 2002.

The pro forma financial results are not intended to be a projection of future results and are not necessarily indicative of the results that would have occurred if the Acquisition had been in effect on the dates presented.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF DECEMBER 31, 2002

(in thousands, except per share data)

(in US dollars)

	MetaSolv Historical	Orchstream Historical (See Note 2)	Pro Forma Adjustments (See Note 3)		Pro Forma Combined
Assets
Current assets:
Cash	$28,113	$12,947	(13,500	)(a)	$27,560
Restricted cash	12,666				12,666
Marketable securities	30,001				30,001
Accounts receivable, net	18,763	2,347			21,110
Prepaid expenses	5,119	549			5,668
Deferred tax assets	5,943				5,943
Other current assets	4,666	1,222			5,888

Total current assets	105,271	17,065	(13,500)		108,836

Property and equipment, net	16,185	2,113			18,298
Goodwill			918	(a)	918
Other intangible assets	6,127		4,725	(a)	10,852
Other assets	10,786				10,786

Total assets	$138,369	$19,178	$(7,857)		$149,690

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,251	$2,601			$9,852
Accrued expenses	22,780	9,353			32,133
Deferred revenue	9,317	1,626	(407	)(a)	10,536

Total current liabilities	39,348	13,580	(407)		52,521

Deferred income taxes

Stockholders’ equity:
Common stock	190	21,195	(21,195	)(a)	190
Additional paid-in capital	144,388	116,466	(116,466	)(a)	144,388
Deferred compensation	(66)				(66)
Accumulated other comprehensive income	38	3,106	(3,106	)(a)	38
Accumulated deficit	(45,529)	(135,169)	133,317	(a)	(47,381)

Total stockholders’ equity	99,021	5,598	(7,450)		97,169

Total liabilities and stockholders’ equity	$138,369	$19,178	$(7,857)		$149,690

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

(in thousands, except per share data)

(in US dollars)

	MetaSolv Historical	Orchstream Historical (See Note 2)	Pro Forma Adjustments (See Note 3)		Pro Forma Combined
Revenues:
License	$30,880	$6,369	$		$37,249
Service	60,324	4,847			65,171

Total revenues	91,204	11,216			102,420

Cost of revenues
License	4,446	219			4,665
Amortization of intangibles	15,837			1,685 (b)	17,522
Service	32,115	3,635			35,750

Total cost of revenues	52,398	3,854		1,685	57,937

Gross profit	38,806	7,362		(1,685)	44,483

Operating expenses:
Research and development	33,262	8,070			41,332
Sales and marketing	28,096	10,061			38,157
General and administrative	15,038	8,640			23,678
Restructuring and other costs	12,126	8,018			20,144
Goodwill impairment and write down of intangibles	28,742	9,476			38,218
In process R&D write-off	4,060				4,060

Total expenses	121,324	44,265			165,589

Operating loss	(82,518)	(36,903)		(1,685)	(121,106)

Foreign exchange loss		(3,863)			(3,863)
Interest and other income, net	1,679	568			2,247

Loss before income taxes	(80,839)	(40,198)		(1,685)	(122,722)

Income tax benefit	(14,045)				(14,045)

Net loss	$(66,794)	$(40,198)		$(1,685)	$(108,677)

Loss per share
Basic	$(1.77)				$(2.89)
Diluted	$(1.77)				$(2.89)

Weighted average shares outstanding
Basic	37,658				37,658
Diluted	37,658				37,658

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

(in thousands, except per share data)

(in US dollars)

(1)	The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2002 gives effect to the Acquisition as if it had occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet as of December 31, 2001 gives effect to the Acquisition as if it had occurred on that date.

The purchase price for 100% of the common shares of Orchestream will be approximately $13.5 million, consisting of cash consideration to shareholders of $12.7 million, and acquisition related expenses of $800,000, consisting primarily of fees paid to financial and legal advisors.

A summary of the purchase price allocation is as follows:

In-process research and development	$1,852
Net tangible assets acquired	6,005
Intangible assets:
Core technology	3,825
Customer relationships	900
Goodwill	918

$13,500

The amount of $1,852 allocated to in-process research and development costs was charged to expense upon closing. Under FAS 142, goodwill recorded as a result of the acquisition will not be amortized, but will be tested annually for impairment and whenever events or circumstances occur indicating that goodwill might be impaired. The core technology and customer relationships will be amortized over their useful lives which range from one to five years.

(2)	Orchestream's financial statements were prepared under UK generally accepted accounting principles. Certain adjustments are required to conform the accounting principles of Orchestream and MetaSolv.

The historical financial statements of Orchestream have been translated to US dollars using the following exchange rates:

December 31, 2002	$1.6095
Twelve months ended December 31, 2002	$1.5025

(3)	Pro Forma Adjustments:

(a)	To eliminate the stockholders’ equity accounts of Orchestream and to allocate the purchase price based on the fair value of the assets and liabilities assuming the acquisition occurred on December 31, 2002.

(b)	To record the amortization of the intangible assets over their estimated useful lives of one to five years.

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